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                                                                   EXHIBIT 11.1

                 FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)


                                                            THREE MONTHS ENDED
                                                                  JUNE 30,
                                                         -----------------------
                                                          1997             1996
                                                         -------         -------
                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Shares issued and outstanding (1)                     13,686                     13,271

Shares due to Astron (2)                                 806                        886

Common Stock Equivalent
     Stock Options (3)                                   463                        757
                                                     -------                    -------
                                                      14,955                     14,914
                                                     =======                    =======

Net income                                           $ 5,312                    $ 4,197
                                                     =======                    =======

Earnings per share:                                  $  0.36                    $  0.28
                                                     =======                    =======



(1) Shares issued and outstanding - based on the weighted average method.

(2) Shares due to Astron in June 1998.

(3) Stock options - based on the treasury stock method using average market price for the three month period ending June 30, 1997.



















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